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                                                                    EXHIBIT 2.2


                                                                  EXECUTION COPY

                          TRANSITION SERVICES AGREEMENT

         THIS TRANSITION SERVICES AGREEMENT (the "Services Agreement") is entered into as of the 26th day of March, 2004, by and between GEVITY HR INC., a Florida corporation with its principal business address at 600 301 Boulevard West, Suite 202, Bradenton, Florida 34205 ("Purchaser"), and EPIX Holdings Corporation, a Delaware corporation with its principal address at 3710 Corporex Drive, Suite 300, Tampa, Florida 33619 ("Seller"). Purchaser and Seller are sometimes hereinafter collectively referred to as the "Parties."

                                   WITNESSETH

         WHEREAS, Purchaser and Seller have entered into an Asset Purchase Agreement dated March 26, 2004 ("Asset Purchase Agreement") pursuant to which, Purchaser has purchased the assets of the professional employer organization ("PEO") business of Seller defined therein as the "Acquired Assets";

         WHEREAS, Purchaser desires that Seller provide, and Seller has agreed to provide, certain services to Purchaser for an interim period beginning on the Saturday following the date hereof as a result of the purchase by Purchaser of the Acquired Assets and to assist Purchaser in matters of management and operations; and

         WHEREAS, Purchaser and Seller desire to set forth herein the terms under which the services will be provided.

         NOW THEREFORE, in consideration of the foregoing premises, the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1 All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

2. TRANSITION SERVICES

2.1 Nature of Transition Services. During the Term of this Services Agreement, Seller shall provide to Purchaser those services listed in Exhibit A, attached hereto, with respect to the Acquired Assets, which services were rendered by Seller with respect to the Acquired Assets prior to the Closing Date (the "Transition Services"). Seller agrees during the term of this Services Agreement to provide the Transition Services in accordance with the standard of performance set forth in Section 2.2 below. In the event that following the Closing Date, a service not otherwise set forth on Exhibit A is deemed necessary by Purchaser and was performed by Seller prior to the Closing Date, then Exhibit A shall be amended to include such services, so long as the Parties mutually agree upon the cost to be charged by Seller for such

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services and so long as the resources exist at Seller to provide such services after the Closing Date.

2.2 Standard of Performance. Seller will devote commercially reasonable efforts to deliver the same standard of performance as Seller delivered in connection with its operation of the Acquired Assets prior to the Closing Date. Purchaser may, from time to time, evaluate and review Seller's performance hereunder, and Seller will cooperate in any such evaluation and review. The Parties will comply with all applicable federal, state and local laws, rules and regulations in all matters relating to the performance of this Services Agreement. All Transition Services will be delivered in a manner consistent with past operating, accounting and reporting practices of Seller. If any of the systems experience operating difficulties, Seller will use its commercially reasonable efforts to promptly remedy such operating issues.

2.3 Required Personnel. Seller has designated Tom Taylor as Purchaser's primary contact and Jim O'Drobinak as Purchaser's secondary contact with respect to the Transition Services; provided, however, that Seller may at any time designate one or more individuals to replace Tom Taylor or Jim O'Drobinak and serve as Purchaser's primary and/or secondary contact. Such designee(s) shall be responsible for ensuring that the Transition Services are available to Purchaser. In addition, such designee(s) shall coordinate with Purchaser to ensure that Purchaser has access, as defined herein, to all computer systems, hardware and software that are required in connection with the delivery of the Transition Services. Purchaser has designated Lisa Harris as Seller's primary contact and Jason Morgan as Seller's secondary contact with respect to the Transition Services. A list of the personnel Seller contemplates assigning to provide the Transition Services is attached hereto as Exhibit A together with each employee's current annualized salary and Seller's good faith estimate of the amount and duration of such employee's time allocable to performing the Transition Services.

2.4 Purchase of Other Assets. On or before May 1, 2004, Purchaser will advise Seller of (a) any personnel appearing on Exhibit A to whom Purchaser desires to extend an offer of employment, (b) any existing Seller office leases (other than those designated in the Asset Purchase Agreement) that Purchaser wishes to sub-lease (in whole or in part), have assigned or assume, and (c) any Seller PEO assets dedicated to Seller's PEO business that Purchaser wishes to purchase for an amount not to exceed Seller's book value. Purchaser and Seller will negotiate in good faith regarding the sub-lease, assignment or assumption of any such leases and the purchase of any such assets. Notwithstanding the foregoing, nothing shall preclude Seller from sub-leasing or assigning any such leases to any other person, or selling any such assets to any other person, prior to such date.

3. COMPENSATION

3.1 Fees and Expenses. For and in consideration of the Transition Services, Purchaser shall pay Seller (i) the direct costs described in Exhibit A hereto, and (ii) the direct employee wages and fringe benefit costs described in Exhibit B hereto.

3.2 Payment Procedure. Seller shall pay Purchaser or Purchaser shall pay Seller, as the case may be, on or before each periodic payroll processing run performed by Purchaser for the benefit of Seller under the terms of the Professional Services Agreement, attached to the Asset Purchase Agreement as Exhibit D thereto, the net amount due either party calculated as the

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difference between the total periodic amount due Purchaser from Seller under the terms of the Professional Services Agreement and the total periodic amount due Seller from Purchaser for Seller's performance of Transition Services under the terms described in Exhibits A and B hereto which shall be invoiced on a payroll period basis by Seller. All payments and reimbursements due either party shall be immediately paid by the owing party by wire transfer to the owed party's bank account, as designated by the owed party.

4. TERM AND TERMINATION

4.1 Term. The term of this Services Agreement shall commence at 12:01 a.m. on the Saturday following the Closing Date (as defined in the Asset Purchase Agreement) and terminate 90 days thereafter (the "Termination Date"), unless sooner terminated pursuant to the provisions hereof or extended upon the mutual agreement of the parties.

4.2 Termination by Seller. Seller may terminate this Services Agreement prior to the Termination Date, immediately upon written notice by Seller if Purchaser fails to pay an invoice within fifteen (15) days of its due date.

4.3 Termination by Purchaser. Purchaser may terminate this Services Agreement or any individual service listed on Exhibit A upon fifteen (15) days prior written notice to Seller. Notwithstanding the foregoing, Purchaser acknowledges and understands, as a material inducement to retain in Seller's employ in order to provide the Transition Services, Seller has represented or will represent to the personnel designated on Exhibit A that they will be employed by Seller through June 29, 2004 (or such earlier date with respect to any such individual as may be shown on Exhibit A hereto). Therefore, Purchaser agrees to reimburse Seller for all allocable reimbursable amounts designated in Exhibit B hereto that otherwise would have been incurred with respect to such individuals through June 29, 2004 (or such earlier date with respect to any such individual as may be shown on Exhibit A hereto) even if Purchaser elects to terminate this Services Agreement or any of the Transition Services prior to June 29, 2004.

5. INDEMNIFICATION

5.1 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser and its directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) relating to or arising from or in connection with any act or omission constituting gross negligence or intentional misconduct by Seller or its agents, employee or representatives under this Services Agreement. Seller shall not be liable for Purchaser's consequential, special or punitive damages under this provision.

5.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller and its directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) relating to or arising from or in connection with any act or omission constituting gross negligence or intentional misconduct by Purchaser or its agents, employees or representatives under this Services Agreement.

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6. MISCELLANEOUS

6.1 Non-Waiver. The failure of any party to exercise any power or right under this Services Agreement or to insist on compliance with any obligation under this Services Agreement shall not waive the right of such party to demand full compliance with the terms of this Services Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

6.3 Entire Agreement. This Services Agreement and the other Acquisition Documents (including the documents referred to herein) constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

6.4 Succession and Assignment. This Services Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Services Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

6.5 Counterparts. This Services Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

6.6 Headings. The section headings contained in this Services Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Services Agreement.

6.7 Severability. In the event any court holds one or more provisions of this Services Agreement void or unenforceable, the Parties shall treat that clause or those clauses as separate to the minimum extent necessary and shall treat the remainder of this Services Agreement as valid and in full force and effect. The terms of this Services Agreement shall be equitably adjusted to compensate the appropriate party for any consideration lost because of the elimination of such clause or clauses and to give effect to the Parties' intent.

6.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if delivered personally or by overnight delivery services or marked by certified or registered mail, return receipt requested and postage prepaid, or sent by facsimile addressed to the relevant party at its address or facsimile number as follows:

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If to Purchaser:

                           Gevity HR, Inc.
                           600 301 Boulevard West Suite 202
                           Bradenton, FL 34205
                           Attn: Greg M. Nichols, Esq.
                           Telephone:       (941)741-4330
                           Fax:             (941)741-4651

With a copy to:

                           Powell, Goldstein, Frazer & Murphy LLP Sixteenth
                           Floor
                           191 Peachtree Street, N.E.
                           Atlanta, GA 30303
                           Attn: G. William Speer, Esq.
                           Telephone:       (404) 572-6600
                           Fax:             (404) 572-6999

If to Seller:

                           EPIX Holdings Corporation
                           3710 Corporex Drive, Suite 300
                           Tampa, FL 33619
                           Attention: Thomas S. Taylor
                           Telephone: (800) 233-9574
                           Fax: (813) 371-9507

With a copy to:

                           Sidley Austin Brown & Wood LLP
                           Bank One Plaza
                           10 S. Dearborn Street
                           Chicago, IL  60603
                           Attention: Dennis V. Osimitz
                           Telephone: (312) 853-7000
                           Fax: (312) 853-7036

or to such other address or facsimile number as any party may provide to the other party in writing by proper notice. All such notices and other communications shall be effective on the date of delivery, mailing or facsimile transmission, as the case may be.

6.9 Governing Law. This Services Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

6.10 Amendments. No modification of any provision of this Services Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller.

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6.11 Force Majeure. Neither Purchaser nor Seller shall be liable or responsible for any delays in performance due to strikes, riots, acts of God, shortages of labor or materials, attacks, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Purchaser or Seller.

6.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Services Agreement. In the event an ambiguity or question of intent or interpretation arises, this Services Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Services Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

6.13 Applicable Taxes. Purchaser shall be responsible for any taxes and assessments, including interest and penalties, which may be assessed or levied by any governmental entity applicable to this Services Agreement, on the services rendered hereunder or measured by payments made or wages paid hereunder or which are required to be collected by Seller or remitted by Seller to tax authorities as a result of this Services Agreement; provided, however, that Purchaser shall not be responsible for any interest or penalties resulting from Seller's failure to forward tax funds received from Purchaser to the applicable tax authority. Such taxes include, but are not limited to, sales, use, excise, business enterprise and gross receipts taxes, but do not include taxes on the net income of Seller or its employees. This provision shall survive the termination of this Services Agreement.


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                  IN WITNESS WHEREOF, the Parties hereto have executed this
Transition Services Agreement on the date first above written.

                                              GEVITY HR, INC.

                                              By: /s/ Gregory M. Nichols
                                                 ---------------------------
                                              Name:  Gregory M. Nichols
                                              Title: Senior Vice President,
                                                     General Counsel


                                              EPIX HOLDINGS CORPORATION

                                              By: /s/ Thomas S. Taylor
                                                 ---------------------------
                                              Name:  Thomas S. Taylor
                                              Title: President and Chief
                                                     Executive Officer